UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 21, 2016

MetaStat, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52735	20-8753132
(Commission File Number)	(IRS Employer Identification No.)

27 DryDock Avenue, 2nd Floor
Boston, MA 02210
(Address of principal executive offices and zip code)

(212) 796-8170
(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                         Other Events.

Effective as of March 21, 2016, the Company and Anthony Shuber entered into a consulting agreement whereby Mr. Shuber will serve as the Company’s head of diagnostic research and development and shall be responsible for the guidance and oversight of MetaStat’s diagnostic research and development efforts. Mr. Shuber will be paid $10,000 per month for his services, which may be terminated by either party with thirty days’ notice.

Mr. Shuber has over 25 years of both diagnostics and biotech experience, including the development of several commercial diagnostic assays. Most recently, Mr. Shuber was vice president and chief scientific officer for Nabsys Inc., where he developed the clinical strategy for the application of structural variation analysis in oncology. Prior to Nabsys, Mr. Shuber was the chief technology officer at Ignyta, Inc., where he identified a novel platform for CTC enrichment for a liquid biopsy associated companion diagnostic approach. Prior to Ignyta, he was chief technology officer and co-founder of Predictive Biosciences, Inc., where he led the company's overall scientific efforts and applied research team in developing the first non-invasive diagnostic test (CertNDxTM) which combined protein and DNA analysis in a single assay. Mr. Shuber also previously served as co-founder, executive vice president and chief technology officer for Exact Sciences Corp., where he received the Colorectal Cancer Network associated Outstanding Scientific Achievement Award for the development of proprietary sample preparation and analytical technologies for the early detection of colorectal cancer. Prior to Exact Sciences, Mr. Shuber directed and managed the Technology Development group at Genzyme Genetics, where he spearheaded from development to commercial launch multiple DNA-based diagnostic tests offered in the CLIA approved Genzyme Genetics Laboratory.  He holds over 50 granted U.S. patent applications, and has authored over 35 peer-reviewed publications. He earned his undergraduate (B.S. in Biology) and graduate (M.S. in Molecular and Developmental Biology) degrees from Marquette University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

METASTAT, INC.
	By:	/s/ Douglas A. Hamilton Name: Douglas A. Hamilton Title: President and CEO
Dated: March 24, 2016